AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of SEPTEMBER 2005, is made and entered into by and among Turbodyne Technologies, Inc. a Nevada corporation ("Parent"), Turbodyne Acquisition Corp. a Nevada corporation and wholly owned subsidiary of Parent ("Merger Subsidiary") and Aspatuck Holdings Nevada Inc., a Nevada corporation (the "Company"). Merger Subsidiary and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations" and the Constituent Corporations and the Parent are collectively referred to as the "Parties."

         WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Merger Subsidiary be merged with and into the Company in accordance with Title 7 of the Nevada Revised Statutes (the "NRS") and the terms of this Agreement pursuant to which the Merger Subsidiary will be the surviving corporation and will be a wholly owned subsidiary of Parent (the "Merger"); and

         WHEREAS, Parent, Merger Subsidiary, and the Company desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Merger.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement and in the Plan of Merger, the parties hereto hereby agree as follows:

                              ARTICLE I. THE MERGER

         1.01.    THE MERGER

At the Effective Time (as defined in Section 1.03 hereof) subject to the terms and conditions of this Agreement and the Articles of Merger (as defined in Section 1.03 hereof), Company shall be merged with and into the Merger Subsidiary, the separate existence of Company shall cease, and the Merger Subsidiary shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. The Merger Subsidiary, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

         1.02.    EFFECT OF MERGER

The effect of the Merger shall be as set forth in NRS and the Surviving Corporation shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Constituent Corporations, all without further act or deed.



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         1.03.    EFFECTIVE TIME

The consummation of the Merger shall be effected as promptly as practicable, but in no event more than three business days, after the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, and the parties hereto will cause a copy of the Articles of Merger in the form required by NRS properly completed consistent with the terms hereof (the "Articles of Merger") to be executed, delivered and filed with the Secretary of State of the State of Nevada in accordance with the NRS. The Merger shall become effective immediately upon the filing of such Articles with the Secretary of State of the State of Nevada. The date and time on which the Merger shall become effective is referred to herein as the "Effective Time."

         1.04.    DIRECTORS AND OFFICERS

From and after the Effective Time, the directors of the Surviving Corporation shall be the persons who were the directors of Company immediately prior to the Effective Time and the officers of the Surviving Corporation shall be the persons who were the officers of Company immediately prior to the Effective Time. Said directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy shall be filed in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation.

         1.05.    ARTICLES OF INCORPORATION; BYLAWS

From and after the Effective Time and until further amended in accordance with applicable law, the Articles of Incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation. From and after the Effective Time and until further amended in accordance with law, the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

         1.06.    TAKING OF NECESSARY ACTION; FURTHER ACTION

Parent, Merger Subsidiary and the Company, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the NRS at the time specified in Section 1.03. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.



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         1.07. THE CLOSING.

         (a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices o f counsel to Parent and will be effective as of the Effective Time.

         (b) The parties shall deliver to each other the documents required to be delivered pursuant to Article VII hereof at the Closing.

                      ARTICLE II. CONVERSION OF SECURITIES

         2.01.    CONVERSION OF SECURITIES

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company, the Surviving Corporation or the holder of any of the following securities:

         (a) each share of common stock, $ .01par value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent, Merger Subsidiary or the Company or any direct or indirect subsidiary of Parent, Merger Subsidiary or the Company) shall be converted into fully paid and nonassessable shares of common stock, $01 par value of the Parent (such shares being issued, the "Merger Consideration" and the shares of the Parent's common stock, the "Parent Common Stock") determined as follows:

There shall first be determined the number of shares of Parent Common Stock outstanding plus the number of shares of Parent Common Stock issuable on the exercise, conversion or exchange of securities, options, rights or other agreements providing for the issuance of Parent Common Stock. Such number of shares is referred to as the "Fully Diluted Shares Outstanding." All of the issued and outstanding shares of Target Common Stock shall be converted into that number of shares of Parent Common Stock as is equal to 40% of the sum of
(i) the Fully Diluted Shares Outstanding plus (ii) the number of shares of Parent Common Stock being issued as the Merger Consideration ("Merger Consideration Shares"). Each share of Target Common Stock shall be converted into that number of shares of Parent Common Stock determined by dividing the Merger Consideration Shares by the number of shares of Target Common Stock outstanding immediately before the Effective Time. If subsequent to the Effective Time, the Parent issues Parent Common Stock in settlement of the litigation between Parent and Pacific Baja Liquidating Trust ("Pacific Baja Litigation") the number of shares of Parent Common Stock comprising the Merger Consideration Shares shall be recalculated as if the shares issued in the settlement of the Pacific Baja Litigation were issued and outstanding prior to the Effective Time and additional Merger Consideration Shares shall be issued to the shareholders of Target promptly following the issuance of the shares of Parent Common Stock in settlement of the Pacific Baja Litigation It is the intent of the parties that the Merger Consideration Shares shall constitute 40 % of the post merger Fully Diluted Shares Outstanding taking into account the issuance of the shares of Parent Common Stock in settlement of the Pacific Baja Litigation and other shares relating in any manner to events or transactions prior to the Effective Date.



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         (b) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Parent, Merger Subsidiary or the Company or any direct or indirect subsidiary of Parent, Merger Subsidiary or the Company shall be canceled and extinguished and no payment shall be made with respect thereto; and

         (c) each share of common stock, $.01 par value, of Merger Subsidiary ("Merger Subsidiary Common Stock") issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall remain issued and outstanding.



           ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Merger Subsidiary that, except as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary on the date hereof (the "Disclosure Schedule",) which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article III under captions referencing the Sections to which such exceptions apply:

         3.01.    INCORPORATION AND CORPORATE POWER

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and, subject to approval of this Agreement by the Company's shareholders, has the requisite corporate power and authority to execute and deliver this Agreement and the Articles of Merger and to perform its obligations hereunder and thereunder. The Company has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The copies of the Company's Articles of Incorporation and Bylaws which have been furnished by the Company to Parent prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. The Company is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company's business or results of operations.

         3.02.    EXECUTION, DELIVERY; VALID AND BINDING AGREEMENT

The execution, delivery and performance of this Agreement and the Articles of Merger by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement and the Articles of Merger, other than the approval of this Agreement by the shareholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, and the Articles of Merger, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms.



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         3.03. APPROVAL OF THE PLAN OF MERGER; MEETING OF SHAREHOLDERS

The Company's Board of Directors has, by resolutions duly adopted by unanimous written consent approved this Agreement and the Articles of Merger and the transactions contemplated hereby and thereby, including the Merger, and resolved to recommend approval of this Agreement by the Company's shareholders. None of the resolutions described in this Section 3.03 has been amended or otherwise modified in any respect since the date of adoption thereof and all such resolutions remain in full force and effect.

         3.04.    NO BREACH

The execution, delivery and performance of this Agreement and the Articles of Merger by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of the Company, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Company is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject.

         3.05.    GOVERNMENTAL AUTHORITIES; CONSENTS

Except for the filing of the Articles of Merger with the Secretary of State of the State of Nevada, the Company is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the Articles of Merger or the consummation of the transactions contemplated hereby or thereby. Except as set forth in the Disclosure Schedule, no consent, approval or authorization of any governmental or regulatory authority or any other party or person (except the approval of this Agreement by the shareholders of the Company) is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the Articles of Merger or the transactions contemplated hereby or thereby.

         3.06.    SUBSIDIARIES

Except as otherwise set forth in the Disclosure Schedule, the Company does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity. All issued and outstanding shares of capital stock of any of the subsidiaries set forth in such Disclosure Schedule are owned by the Company, either directly or through one or more other subsidiaries, free and clear of all liens, charges, encumbrances, claims and options of any nature. All of the outstanding shares of capital stock of such subsidiaries have been duly and validly authorized and issued, and are fully paid and nonassessable.



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         3.07.    CAPITAL STOCK

The authorized capital stock of the Company consists of 1000 shares of Common Stock, par value $_01per share, of which, as of the date hereof, 100 shares are issued and outstanding. All of such outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. As of the date hereof, there are no Outstanding Stock Options to purchase shares of Company Common Stock. The Company has no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind. There are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its capital stock.

         3.08.    FINANCIAL INFORMATION.

The Company was recently formed, has not engaged in any active business operations and has not prepared any financial statements to date. Except for liabilities incurred in connection with its organization and in connection with the transactions contemplated hereby, the Company has no liabilities. The assets of the Company are set forth on Schedule 3.08 hereof.

         3.09.    ABSENCE OF UNDISCLOSED LIABILITIES

Except as set forth in Section 3.08, the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring.


         3.10     TITLE TO PROPERTIES.

The Company has good and marketable title to all of the assets owned by it and referred to in Section 3.08.

         3.11     CONTRACTS AND COMMITMENTS.

The Company is not a party to any contract or commitment except as set forth in
Section 3.09.



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         3.12     LITIGATION

There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of the Company, threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         3.13     BROKERAGE

No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

         3.14     ACCREDITED INVESTOR REPRESENTATION

Company is an "accredited investor" as defined in the Securities Act of 1933, as amended by reason of the fact that each of the owners of its equity securities is an accredited investor. Company acknowledges it is aware that the Merger Consideration consists of restricted securities which may not be sold, transferred, hypothecated or otherwise disposed of except pursuant to a registration statement under the Securities Act of 1933, as amended or pursuant to an exemption from such registration.

         3.15     DISCLOSURE

Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of the Company pursuant to Article VI hereof nor the Disclosure Schedule, taken as a whole, contains any untrue statement of a material fact regarding the Company or its business or any of the other matters dealt with in this Article III relating to the Company or the transactions contemplated by this Agreement. This Agreement, the Exhibits hereto, the documents delivered to Parent and Merger Subsidiary by or on behalf of the Company pursuant to Article VII hereof, the Disclosure Schedule, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

   ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

         Parent and Merger Subsidiary, jointly and severally, hereby represent and warrant to the Company that except as set forth in the Disclosure Schedule delivered by Parent to Company on the date hereof ("Parent Disclosure Schedule") which Parent Disclosure Schedule sets for the exceptions to the representations and warranties contained in this Article IV under the captions referencing the Sections to which such exception applies:

         4.01     INCORPORATION AND CORPORATE POWER

Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the requisite corporate power and authority to enter into this Agreement and the Articles of Merger and perform its obligations hereunder and thereunder.



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         4.02     EXECUTION, DELIVERY; VALID AND BINDING AGREEMENT

The execution, delivery and performance of this Agreement, by Parent and Merger Subsidiary, and the Articles of Merger, by Merger Subsidiary, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Articles of Merger. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes the valid and binding obligation of Parent and Merger Subsidiary, enforceable in accordance with its terms, and the Articles of Merger, when executed and delivered by Merger Subsidiary, will constitute the valid and binding obligation of Merger Subsidiary, enforceable in accordance with its terms.

         4.03     NO BREACH

The execution, delivery and performance of this Agreement and the Articles of Merger by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Parent or Merger Subsidiary, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of either Parent or Merger Subsidiary or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which either Parent or Merger Subsidiary is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which either Parent or Merger Subsidiary is subject.

         4.04     MERGER SUBSIDIARY

All of the outstanding capital stock of Merger Subsidiary is owned by Parent free and clear of any lien, claim or encumbrance or any agreement with respect thereto. Since the date of its incorporation, Merger Subsidiary has not engaged in any activity of any nature except in connection with or as contemplated by this Agreement and the Articles of Merger.

         4.05. APPROVAL OF THE PLAN OF MERGER; MEETING OF SHAREHOLDERS

The Board of Directors of Parent and of Merger Subsidiary has, by resolutions duly adopted by unanimous written consent, approved this Agreement and the Articles of Merger and the transactions contemplated hereby and thereby, including the Merger. No approval of the shareholders of Parent or Merger Subsidiary is required under the NRS or the constituent documents of Parent or Merger Subsidiary. None of the resolutions described in this Section has been amended or otherwise modified in any respect since the date of adoption thereof and all such resolutions remain in full force and effect.



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         4.06     DISCLOSURE AND FILINGS.

Parent is required to make periodic filings under the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 ("'34 Act"). All of the filings made by Parent under the '34 Act (collectively, the '34 Act Filings"), when made, were true and correct and contained all information required to be included therein under the '34 Act. When made, the '34 Act Filings did not contain any untrue statement of material fact or omit any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. To the extent any statement in a '34 Act Filing became untrue, an amendment, or subsequent filing under the '34 Act was made. Parent has made all filings required to be made under the '34 Act through the date hereof.

         4.07     CAPITALIZATION.

The authorized and outstanding capital stock of Parent, including all options, warrants and other securities convertible into, exercisable for, or exchangeable for, Parent Common Stock is as is set forth in the latest '34 Act Filing made by Parent ("Latest '34 Act Filing").

         4.08.    ABSENCE OF UNDISCLOSED LIABILITIES

Except as set forth in the Latest '34 Act Filing or in the financial statements, if any attached hereto as part of the Parent Disclosure Schedule, neither the Parent nor the Merger Subsidiary has any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring.

         4.09     GOVERNMENTAL AUTHORITIES; CONSENTS

Except for the filing of the Articles of Merger with the Secretary of State of the State of Nevada, neither Parent or Merger Subsidiary is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the Articles of Merger or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by either Parent or Merger Subsidiary in connection with its execution, delivery and performance of this Agreement or the Articles of Merger or the transactions contemplated hereby or thereby.



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         4.10     BROKERAGE

No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Subsidiary.

         4.11     DISCLOSURE

Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of the Company pursuant to Article VII hereof nor the Disclosure Schedule, taken as a whole, contains any untrue statement of a material fact regarding the Company or its business or any of the other matters dealt with in this Article III relating to the Company or the transactions contemplated by this Agreement. This Agreement, the Exhibits hereto, the documents delivered to Parent and Merger Subsidiary by or on behalf of the Company pursuant to Article VII hereof, the Disclosure Schedule, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


        ARTICLE V. COVENANTS OF THE COMPANY, PARENT AND MERGER SUBSIDIARY

         5.01     CONDUCT OF THE BUSINESS

Each of the Parties shall, and Parent shall cause Merger Subsidiary to, comply each term set forth in this Section 5.01 and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by Parent or Merger Subsidiary in writing as to Company and by Company in writing as to Parent or Merger Subsidiary:

                  (a) The business of the Party shall be conducted only in, and the Party shall not take any action except in, the ordinary course of the Party's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Party's past custom and practice;

                  (b) The Party shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock, (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its Articles of Incorporation or Bylaws; (iv) split, combine or reclassify any outstanding shares of Common Stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of Common Stock; (v) redeem, purchase or acquire or offer to acquire any shares of Common Stock or other securities of the Company; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (viii) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days; (ix) accelerate, beyond the normal collection cycle, collection of accounts receivable; or (x) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.01(b);



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


                  (c) The Party shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or (ii) in the case of employees, officers or consultants who earn in excess of $50,000 per year, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

                  (d) The Party shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

                  (e) The Party shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

                  (f) The Party shall (i) use its best efforts to preserve intact the its business organization and goodwill, keep available the services of the Company's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; (ii) confer on a regular and frequent basis with representatives of the other Parties to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; and (iv) promptly notify the other Party in writing if the Party shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect.


         5.02     ACCESS TO BOOKS AND RECORDS

Between the date hereof and the Closing Date, each Party shall afford to the other Party and its authorized representatives (the "Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Company, and otherwise provide such assistance as is reasonably requested.



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


         5.05     CONDITIONS

Each Party shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Article VI to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).


                        ARTICLE VI. CONDITIONS TO CLOSING

         6.01     CONDITIONS TO PARENT'S AND MERGER SUBSIDIARY'S OBLIGATIONS

The obligation of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or before the Effective Time:

                  (a) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by the Company of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

                  (b) The Company shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Effective Time;

                  (c) The Company shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company;

                  (d) This Agreement, the Articles of Merger and the Merger shall have been duly and validly authorized by the Board of Directors and the Plan of Merger shall have been duly and validly approved by the shareholders of the Company, and the Company shall have delivered to Parent evidence, in form satisfactory to Parent's counsel, of such authorization and approval, and the Articles of Merger shall have been duly executed by the Company;

                  (e) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Parent or Merger Subsidiary of all or a material portion of the business or assets of the Company and its subsidiaries, or to Parent or Merger Subsidiary or any of their subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Parent or Merger Subsidiary and their subsidiaries or of the Company, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Parent or Merger Subsidiary of any of the shares of Company Common Stock, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or the Articles of Merger or (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

                  (f) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.01(f) hereof.

         6.02     CONDITIONS TO THE COMPANY'S OBLIGATIONS

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or before the Effective Time:

                  (a) The representations and warranties set forth in Article IV hereof will be true and correct in all material respects at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date of this Agreement throughout such representations and warranties;

                  (b) Parent and Merger Subsidiary shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement and the Articles of Merger prior to the Effective Time, and Merger Subsidiary shall have executed the Articles of Merger;

                  (c) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated by this Agreement or the Articles of Merger or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, the Articles of Merger or any of the Related Agreements, or
         (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby or thereby;

                  (d) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement or the Articles of Merger by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.02(d) hereof.

                  (e) One half of the board of directors of the Parent shall have resigned and the vacancies created by such resignation shall have been filled by the election of designee of the Company, such resignation and election to be effective upon the effectiveness of the Merger.

                            ARTICLE VII. TERMINATION

         7.01     TERMINATION

 This Agreement may be terminated at any time prior to the Effective Time:

                  (a) by the mutual consent of Parent, Merger Subsidiary, and the Company;

                  (b) by either Parent or Merger Subsidiary, on the one hand, or the Company, on the other, if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

                  (c) by either Parent or Merger Subsidiary, on the one hand, or the Company, on the other, if the transactions contemplated by this Agreement or the Articles of Merger have not been consummated by August 31, 2005; provided that, neither will be entitled to terminate this Agreement pursuant to this Section 7.01(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement or the Articles of Merger; or

                  (d) by Parent or Merger Subsidiary if, after the date hereof, there shall have been a material adverse change in the financial condition or business of the Company or if an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change, except to the extent such change is directly caused by Parent or Merger Subsidiary;

                  (e) by the Company if, after the date hereof, there shall have been a material adverse change in the financial condition of business of Parent or Merger Subsidiary or an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change.

         7.02     EFFECT OF TERMINATION

In the event of termination of this Agreement by either Parent or Merger Subsidiary, on the one hand, or the Company, on the other, as provided in
Section 7.01, all provisions of this Agreement shall terminate and there shall be no liability on the part of any of Parent, Merger Subsidiary, or the Company or their respective shareholders, officers, or directors, except that the provisions of Article VIII hereof shall survive indefinitely, except that parties shall remain liable for willful breaches of this Agreement prior to the time of such termination.

                     ARTICLE VIII. SURVIVAL; INDEMNIFICATION

         8.01     SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article III and Article IV hereof shall survive the Effective Time for a period of one year following the Effective Time.

         8.02     Indemnification by the Company

         (a) Subject to the limitations of Section 8.02(b), the Company, prior to the Effective Time agrees, after the Effective Time, agrees, to indemnify in full Parent and Merger Subsidiary and their respective officers, directors, employees, agents and shareholders (collectively, the "Parent Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid (collectively, "Losses"), which Parent Indemnified Parties may suffer, sustain or become subject to, prior to the first anniversary of the Effective Time, as a result of (i) any misrepresentation in any of the representations and warranties of the Company contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of the Company pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Related Documents"), (ii) any breach of, or failure to perform, any agreement of the Company contained in this Agreement or any of the Related Documents, or
(iii) any "Claims" (as defined in Section 9.04(a) hereof) or threatened Claims against Parent arising out of the actions or inactions of the Company with respect to the Company's business or the Real Property prior to the Effective Time (collectively, "Parent Losses").

         (b) The Company will be liable to the Parent Indemnified Parties for any Parent Loss (i) only if Parent or Merger Subsidiary delivers to the Company written notice, setting forth in reasonable detail the identity, nature and amount of Parent Losses related to such claim or claims prior to the first anniversary of the Effective Time and (ii) only if the aggregate amount of all Parent Losses exceeds $25,000 ("the Basket Amount"), in which case the Company shall be obligated to indemnify the Parent Indemnified Parties only for the excess of the aggregate amount of all such Parent Losses over the Basket Amount.

         8.03     INDEMNIFICATION BY PARENT.

         (a) Subject to the limitations of Section 8.03(b), Parent agrees to indemnify in full the Company and the Company's officers, directors, employees, agents and stockholders (collectively, the "Company Indemnified Parties") and hold them harmless against any Losses which any of the Company Indemnified Parties may suffer, sustain or become subject to, prior to the first anniversary of the Effective Time, as a result of (i) any misrepresentation in any of the representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any of the Related Documents, (ii) any breach of, or failure to perform, any agreement of Parent or Merger Subsidiary contained in this Agreement or any of the Related Documents, or (iii) any Claims or threatened Claims against the Company arising out of the actions or inactions of Parent or Merger Subsidiary with respect to the Company's business after the Effective Time (collectively, "Company Losses").

         (b) Parent will be liable to the Company Indemnified Parties for any Company Loss (i) only if the Company delivers to Parent and Merger Subsidiary written notice, setting forth in reasonable detail the identity, nature and amount of Company Losses related to such claim or claims prior to the anniversary of the Effective Time and (ii) only if the aggregate amount of all Company Losses exceeds the Basket Amount, in which case Parent shall be obligated to indemnify the Company Indemnified Parties only for the excess of the aggregate amount of all such Company Losses over the Basket Amount.

         8.04     METHOD OF ASSERTING CLAIMS

As used herein, an "Indemnified Party" shall refer to a "Parent Indemnified Party" or "Company Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

         (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; PROVIDED, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

         (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Chief Executive Officers of each of the Indemnifying Party and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such Chief Executive Officers within 60 days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally in [Minneapolis, Minnesota] by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

         (c) After the Closing, the rights set forth in this Article X shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement and the Related Documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

         (d) Any indemnification payable under this Article VIII shall be, to the extent permitted by law, an adjustment to purchase price.

                            ARTICLE IX. MISCELLANEOUS

         9.01     PRESS RELEASES AND ANNOUNCEMENTS

Prior to the Effective Time, no party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Company without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement, the Articles of Merger or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.




         9.02     EXPENSES

Except as otherwise expressly provided for herein, Parent and Merger Subsidiary will each pay all of their own expenses (including attorneys' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations under this Agreement and the Articles of Merger and the consummation of the transactions contemplated hereby and thereby (whether consummated or not). Any such expenses which are unpaid by the Company on the Effective Date shall become obligations of the Surviving Corporation.

         9.03     AMENDMENT AND WAIVER

This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced; PROVIDED, HOWEVER, that after the approval of the Plan of Merger by the shareholders of the Company, no amendment may be made which reduces the Merger Consideration or which effects any changes which would materially adversely affect the shareholders of the Company without the further approval of the shareholders of the Company. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.


         9.04     NOTICES

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed, if mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Parent, Merger Subsidiary, the Company will, unless another address is specified in writing, be sent to the address indicated below:


Notices to Parent or Merger Subsidiary:            6155 Carpinteria Avenue
                                                   Carpinteria, California 93013
                                   Attention:      Andrew Martyn-Smith
                                                   Chief Executive Officer

                                 with a copy to:   Michael DiGiovanna, Esq.
                                                   212 Carnegie Center
                                                   Princeton, New Jersey 08

         Notices to the Company:            c/o Aspatuck Holdings Ltd.
                                            645 Fifth Avenue, 8th Floor
                                            New York, New York 10022

                  with a copy to:           Fredric J. Gruder, Esq.
                                            775 Park Avenue, Suite 255
                                            Huntington, NY 11743

         9.05     ASSIGNMENT

This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

         9.06     SEVERABILITY

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         9.07     COMPLETE AGREEMENT

This Agreement, the Articles of Merger and the Related Agreements and other exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         9.08     COUNTERPARTS

This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

         9.09     GOVERNING LAW

The internal law, without regard for conflicts of laws principles, of the State of Nevada will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                           TURBODYNE TECHNOLOGIES, INC.


                           By:
                           Name:  Andrew Martyn-Smith
                           Title: Chief Executive Officer



                           TURBODYNE ACQUISITION CORP.


                           By:
                           Name:  Andrew Martyn-Smith
                           Title: Chief Executive Officer



                           ASPATUCK HOLDINGS NEVADA INC.


                           By:
                           Name:  Jason M.Meyers
                           Title: Chief Executive Officer